EXHIBIT 2.4

                               ESCROW AGREEMENT

                                ECOS Group Inc.
                                     and
                  Third Millennium Telecommunications, Inc.
                                     and
       Timothy Gipe and Charles E. Evans, on behalf of EE&G Management
                                     and
                                Kenneth B. Falk

     This Escrow Agreement made as of this 30th day of September, 2001 among ECOS Group, Inc., a Florida corporation ("ECOS"), Third Millennium Telecommunications, Inc., a New Jersey corporation ("TMT"), Timothy Gipe and Charles Evans, as representatives of EE&G Management, and Kenneth B. Falk ("Escrow Agent").

                                  WITNESSETH:

     WHEREAS, ECOS Group, Inc., a Florida corporation (the "Company"), Third Millennium Telecommunications, Inc., a New Jersey corporation ("TMT"), each of the shareholders of TMT (the "Sellers"), and the individuals listed on
Schedule I attached thereto (collectively referred to herein as "EE&G Management") are parties to that certain Share Exchange Agreement dated as of June 14, 2001, and a First Amendment and a Second Amendment to the Share Exchange Agreement (collectively, the "Share Exchange Agreement"); and

     WHEREAS, pursuant to Article VI of the Share Exchange Agreement, 35,000,000 shares of the Common Stock of the ECOS (the "Held Back Shares") are to be held in escrow, to be delivered to the current shareholders of TMT in the event certain Performance Thresholds are met, as more particularly set forth in such Article VI of the Share Exchange Agreement, a copy of which
Article VI is attached to this Escrow Agreement as Exhibit A.

     WHEREAS, the individuals who constitute EE&G Management have designated Timothy Gipe and Charles Evans, as their exclusive agents and representatives for the purposes of this Agreement.

     NOW THEREFORE, IN CONSIDERATION OF the foregoing premises, and other good and valuable consideration, the parties agree that:

      1. At the closing contemplated by the Share Purchase Agreement, ECOS shall issue and deliver to the Escrow Agent, in the names of the respective Sellers, as that term is defined in the Share Exchange Agreement, and in the respective amounts set forth in the Share Purchase Agreement, certificates for post-reverse split shares of common stock of ECOS aggregating 35,000,000 shares.

      2. The Held Back Shares shall be held in escrow by the Escrow Agent and delivered as follows:

            (a) if, within three years after the date hereof, the Escrow Agent receives a written certificate or other written determination certified in writing by the Chief Executive Officer of TMT and reviewed and ratified by TMT's independent accountants, stating that the Performance Threshold, as described in Article VI of the Share Exchange Agreement has been met and the MCI Claim (as defined in the Share Exchange Agreement) has paid in full, the certificates for the shares shall be delivered to the respective Sellers; and.

            (b) If the Escrow Agent has not received the certificate described in the foregoing subparagraph on or before the end of such three year period, the Escrow Agent shall cause the Held Back Shares to be returned to ECOS and canceled.

      3. The sole responsibility of the Escrow Agent shall be to hold and deliver the Held Back Shares in accordance with this Agreement, or a final judgment of a court of competent jurisdiction. In the event any dispute arises, the Escrow Agent at any time may deposit the Held Back Shares with a court of competent jurisdiction, and upon notice to TMT and ECOS of such deposit Escrow Agent shall have no further responsibility or liability hereunder.

      4. The Escrow Agent may act upon any instruction or other writing believed by Escrow Agent in good faith to be genuine and to be signed or presented by the proper persons.

      5. The parties acknowledge that Escrow Agent is merely a stakeholder, and that Escrow Agent shall not be liable for any act or omission unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence. ECOS and TMT shall indemnify and hold Escrow Agent harmless from and against any costs and expenses incurred in connection with the performance of the Escrow Agent's duties hereunder, and shall be jointly and severally liable for, and shall pay Escrow Agent, on demand, any costs and expenses of Escrow Agent incurred in connection with the performance of Escrow Agent's duties hereunder, including attorneys' and accountants' fees. Notwithstanding that Escrow Agent is serving as the escrow agent pursuant to this Agreement, Escrow Agent as attorneys may represent any party to this Agreement in the event of any dispute hereunder.

      6. Escrow Agent shall not be bound by any agreement between ECOS and TMT, whether or not Escrow Agent has knowledge thereof, and Escrow Agent's only duties and responsibilities shall be to hold, and to dispose of, the Held Back Shares in accordance with this Agreement. Without limiting the generality of the foregoing, Escrow Agent shall have no responsibility to protect or enforce any obligation with respect to the Held Back Shares, or for any diminution of the value of the Held Back Shares for any cause.

      7. Escrow Agent may consult with counsel, and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by Escrow Agent hereunder in good faith and in reliance upon such opinion.

      8. All instructions or notices given pursuant to the Escrow Agent shall be in writing and delivered by hand, or by certified mail, return receipt requested and by facsimile copy, to the Escrow Agent at:

            Deutch & Falk
            843 Rahway Avenue
            Woodbridge, NJ 07095
            Telephone: (908) 636-4200
            Facsimile: (908) 636-3575

      ;except that no instruction or notice to Escrow Agent shall be deemed effectively delivered to Escrow Agent until actual receipt thereof by Escrow Agent.

      9. Neither party may assign this Agreement or their rights hereunder without the prior written consent of the others, in each instance.

      10. All oral or written statements, representations, promises, and agreements of parties with respect to the subject matter hereof are merged into and superseded by this Agreement, which alone fully and completely expresses their agreement.

      11. This Agreement may not be altered, amended, changed, waived, or modified in any respect or particular unless the same shall be in writing signed by all of the parties hereto

      12. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

      IN WITNESS WHEREOF, each of the parties hereto has executed this Escrow Agreement as of the date first set forth above.

                                 ECOS Group, Inc.

                                       /s/ Charles Evans
                                 By: __________________________________
                                 Charles C. Evans, CEO.

                                       /s/ Timothy Gipe
                                 ______________________________________
                                 Timothy Gipe, for himself and
                                  as representative of EE&G Management

                                      /s/ Charles C. Evans
                                 ______________________________________
                                 Charles C. Evans, for himself and
                                  as representative of EE&G Management


                                 Third Millennium Telecommunications, Inc.

                                     /s/ Michael Galkin
                                 By: _________________________________
                                 Michael Galkin, Pres.

                                     /s/ Kenneth B. Falk
                                 _____________________________________
                                 Kenneth B. Falk